EXHIBIT 99(a)(16)

                     [SAN JUAN PARTNERS, L.L.C. LETTERHEAD]



July 9, 1998


Devon Acquisition Corporation
20 N. Broadway, Suite 1500
Oklahoma City, Oklahoma 73101-3611

Attention:     Ms. Marian Moon

Re:  Offer to Purchase
     Units of Burlington Resources Coal Seam Gas Royalty Trust

Gentlemen:

This letter agreement ("Agreement"), upon execution by the parties hereto, shall evidence and confirm the agreement between San Juan Partners, L.L.C. ("SJP") and Devon Acquisition Corporation ("Devon") concerning the purchase and sale of certain Burlington Resources Coal Seam Gas Royalty Trust ("BRU") units owned by Devon and the possible right to purchase an undivided working interest in the Fruitland coal formation of the Northeast Blanco Unit ("NEBU"), all as more specifically set forth below:

     1. Upon execution of this Agreement by all parties, SJP shall purchase from Devon 356,228 BRU units at a price of $9.00 per unit. Devon warrants that its units are free and clear of any encumbrances and that it does not own other BRU units over and above this figure. In conjunction with this transaction, SJP will wire transfer the sum of $3,206,052 to Devon and Devon will deliver properly endorsed stock certificates to SJP or its designee. Once this transaction is complete and so long as SJP continues to own 50% or more of the outstanding BRU units, Devon shall not acquire any additional units of BRU without the written consent of SJP.

     2. As of the date hereof, SJP warrants that it owns, or has sole voting control over, 4,969,540 units of BRU. Therefore, upon the purchase of Devon's units, SJP will own, and/or have sole voting control over 5,325,768 units.

Offer to Purchase
July 9, 1998
Page 2


     3. SJP and Devon both represent and warrant that they have the right and authority to enter into this Agreement, that the terms hereof have been duly approved by the proper representatives of the respective parties and that neither the execution of this Agreement, nor the compliance with the provisions hereof, will violate any law, statute, rule or regulation of any governmental authority or regulatory body.

     4. Within eighteen (18) months after execution of this Agreement, should SJP be successful in acquiring the underlying working interest associated with the BRU (the "Working Interest") from Burlington Resources, Inc. ("Burlington") and BRU is subsequently consolidated into SJP, then within twenty (20) working days after such consolidation is complete and BRU has been terminated, SJP shall provide written notice to Devon of such event. In such notice, SJP will provide a detailed breakdown of its direct out-of-pocket expenses reasonably incurred in the acquisition of the BRU units and the Working Interest, including financing costs (the "Acquisition Costs"). Upon receipt of such notice, Devon, or its designee, shall have ten
          (10) working days to notify SJP in writing of Devon's intent to purchase an undivided 6.70% of the 19.6% working interest/16.5% net revenue interest (the "NEBU Property Interest") owned by SJP by paying 6.70% of the Acquisition Costs. SJP shall deliver the NEBU Property Interest to Devon free and clear of any liens and encumbrances.

     5. Should Devon elect to exercise its purchase option, then the parties shall enter into a Purchase and Sale Agreement (PSA) which is reasonably acceptable to both parties. The closing of said transaction shall take place as soon as practicable and in accordance with such agreement after execution of the PSA. In no event shall the closing of this transaction take place later than sixty (60) working days after Devon makes its election. Should Devon fail to respond after timely receiving the notice from SJP, then it shall be considered that Devon has elected to forfeit its purchase option.

Offer to Purchase
July 9, 1998
Page 3

     6. Notwithstanding anything herein to the contrary, should SJP enter into an agreement with Burlington whereby SJP, upon consolidation of the BRU with the Working Interest as described above, is obligated to sell a percentage of the NEBU Property Interest on the same basis as set forth in Paragraph 4 above, then the NEBU Property Interest which Devon has the right to acquire, and the percentage of the Acquisition Costs Devon is required to pay, shall be proportionately reduced by the percentage of the NEBU Property Interest acquired by Burlington.

     7. Upon purchase of the BRU units, both Devon and SJP shall have the right to make press releases outlining all or a portion of the terms set forth herein. Both parties shall have the right to review the other's press release and use reasonable efforts to promptly agree upon the text thereof prior to issuance of the release.

     8. This Agreement may be prepared in multiple counterparts, each of which may constitute an original Agreement between the parties.

If the foregoing correctly reflects the understanding between the SJP and Devon, then please indicate your acceptance by executing this letter in the space provided below and returning same via fax to the attention of the undersigned at the number shown above.

Very truly yours,

SAN JUAN PARTNERS, L.L.C.

/s/ SCOTT W. SMITH

Scott W. Smith
Attorney-in-fact for C. N. O'Sullivan, Manager

cno/ncy

ACCEPTED and AGREED UPON
this 10th day of July, 1998.

DEVON ACQUISITION CORPORATION

/s/ DUKE R. LIGON
----------------------------------
By: Duke R. Ligon
    ------------------------------
Title: V.P. and General Counsel
      ----------------------------